UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2008
Adams Respiratory Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51445	75-2725552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4 Mill Ridge Lane, Chester, New Jersey 07930

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (908) 879-1400
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note
As previously disclosed, on December 10, 2007, Adams Respiratory Therapeutics, Inc. (“Adams”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Reckitt Benckiser Group plc (“Reckitt Benckiser”) and Reckitt Benckiser’s indirect, wholly owned subsidiary, Twickenham Inc. (“Purchaser”), pursuant to which Purchaser merged with and into Adams (the “Merger”). The Merger was effected as of 5:00 p.m., Eastern Standard Time, on January 29, 2008 (the “Effective Time”).

Item 1.02.	Termination of a Material Definitive Agreement.
On January 29, 2008, Adams terminated the $50,000,000 Senior Revolving Credit Agreement, dated as of September 26, 2006, among Adams, the Initial Lenders and Initial Issuing Bank Named therein, Royal Bank of Canada and Wachovia Bank, N.A. (originally filed as Exhibit 10.27 to Adams’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on September 28, 2006) (the “Credit Agreement”). No material penalties were incurred by Adams as a result of the termination.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
The information disclosed in the Introductory Note is hereby incorporated by reference. Pursuant to the Merger Agreement, the Purchaser commenced a cash tender offer (the “Offer”) on December 21, 2007 to acquire all of the outstanding shares of common stock of Adams, par value $0.01 per share (the “Shares”), at $60.00 per share, net to the selling stockholders in cash, without interest thereon and less any applicable withholding taxes. The Offer expired at midnight, New York City time, on Wednesday, January 23, 2008, at which time, based on the information provided by American Stock Transfer & Trust Company, the depositary for the Offer, approximately 34,623,895 Shares were validly tendered and not withdrawn pursuant to the Offer (including approximately 2,637,863 Shares tendered by notice of guaranteed delivery) which represented approximately 95.9% of all outstanding Shares. On January 24, 2008, the Purchaser accepted for payment all Shares validly tendered and not withdrawn pursuant to the terms of the Offer.
As a result of the Purchaser’s acceptance of the Shares, Adams no longer fulfills the numerical listing requirements of the Nasdaq Global Market (“NASDAQ”). Accordingly, on January 30, 2008, NASDAQ filed with the Commission a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), on Form 25, thereby effecting the delisting of Adams’s shares from NASDAQ and the deregistration of Adams’s shares under the Exchange Act.
The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by Adams on December 10, 2007.

Item 5.01.	Change in Control of Registrant.
The information disclosed in the Introductory Note and Item 3.01 is hereby incorporated by reference.
As a result of the Purchaser’s acceptance of all outstanding Shares of Adams validly tendered pursuant to the offer, there was a change in control of Adams, and Reckitt Benckiser controls Adams.
The Purchaser acquired the remaining outstanding Shares of Adams by means of the Merger, as a result of which Adams became an indirect wholly owned subsidiary of Reckitt Benckiser. At the Effective Time of the Merger, each Share outstanding (except for certain Shares held by Adams, the Purchaser or stockholders properly exercising dissenters’ rights) was converted into the right to receive $60.00 per share in cash without interest and subject to any applicable withholding taxes.
The Purchaser estimates that the maximum total amount of funds required to purchase all outstanding Shares pursuant to the Offer and the Merger will be approximately $2.3 billion, including fees and expenses. Reckitt Benckiser has available the necessary funds to complete the Offer and the Merger from its existing cash balances, cash equivalents and currently available sources of credit as previously disclosed on the Schedule TO filed by Reckitt Benckiser on December 21, 2007.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Pursuant to the Merger Agreement, as of the Effective Time, the former directors of Adams have resigned, and the directors of Purchaser immediately prior to the Effective Time are now the directors of Adams. The new directors of Adams are: Javed Ahmed, Elliott J. Penner, Vincent Crepy, William R. Mordan and Phil Hibbert. Certain information regarding the new directors of Adams is included in the Purchaser’s Schedule TO filed with the Commission on December 21, 2007 in connection with the Offer.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Pursuant to the Merger Agreement, the certificate of incorporation and bylaws of Purchaser, as in effect immediately prior to the Effective Time, became the certificate of incorporation and bylaws of Adams. A copy of Adams’ Restated Certificate of Incorporation and Restated Bylaws are filed as Exhibits 3.1 and 3.2 to this Form 8-K, respectively, and are incorporated by reference herein.

Item 8.01.	Other Events.
On January 30, 2008, Reckitt Benckiser issued a press release announcing the completion of the acquisition of Adams. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

3.1*	Restated Certificate of Incorporation of Adams Respiratory Therapeutics, Inc.

3.2*	Restated Bylaws of Adams Respiratory Therapeutics, Inc.

99.1*	Press release, dated January 30, 2008, of Reckitt Benckiser regarding the completion of the acquisition.

*	Filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESPIRATORY THERAPEUTICS, INC. (Registrant)
Dated: February 4, 2008	By:	/s/ Rita M. O’Connor
Rita M. O’Connor
Chief Financial Officer and Treasurer